Exhibit 5.1

	ATTORNEYS AT LAW	TEL : 82 2 316-4114
MAILING ADDRESS :	ACE TOWER, 4TH FLOOR	FAX : 82 2 756-6226
C. P. O. BOX 8261	1-170, SOONHWA-DONG, CHUNG-KU	SHINKIM@SHINKIM.COM
SEOUL 100-682, KOREA	SEOUL 100-712, KOREA	WWW.SHINKIM.COM

July 20, 2006

Pixelplus Co., Ltd.

15th Floor, Intellige I, KINS Tower

25-1 Jeongja-dong, Bungdang-gu, Seongnam-si

Gyeonggi-do 463-811, The Republic of Korea

Ladies and Gentlemen:

We have acted as Korean counsel to Pixelplus Co., Ltd. (the “Company”) in connection with a Registration Statement on Form S-8 (the “Registration Statment”) to be filed with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) relating to the registration of shares of the Company’s common stock, par value Won 500 per share (the “Shares”) issuable pursuant to the stock option plan under the articles of incorporation of the Company, the resolution of the board of directors or the general meeting of shareholders, and stock option agreements (the “Stock Option Agreements”) between the Company and each of the grantees thereof, respectively.

We have reviewed the originals or copies of the final draft of the Registration Statement, the articles of incorporation of the Company, written resolutions of the shareholders meeting of the Company, written resolutions of the board of directors of the Company, the Stock Option Agreements and such other documents as we have considered necessary or desirable as a basis for the opinions set forth below, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such copies. As to any facts material to this opinion that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company.

Based upon the foregoing, and subject to further qualifications set forth below, we are of the opinion that:

(a)	The Company is duly incorporated and existing under the laws of the Republic of Korea.

(b)	When paid for and issued in accordance with the terms of the stock option plan under the articles of incorporation of the Company, the resolution of the board of directors or the general meeting of shareholders, and the Stock Option Agreements, the Shares will be validly issued, fully paid and non-assessable.

This opinion is limited to the matters addressed herein and is not to be read as an opinion with respect to any other matter. This opinion is given with respect to the laws of Korea as currently in effect and we do not pass upon and we express no opinion in respect of those matters governed by or construed in accordance with the laws of any jurisdiction other than Korea.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, without thereby admitting that we are “experts” under the Securities Act or the rules and regulations of the Commission thereunder for the purpose of any part of the Registration Statement, including the exhibit as which this opinion is filed.

Yours faithfully,

/s/ Shin & Kim
Shin & Kim